Exhibit 99.1

Community Bancorp. and Community National Bank News Release
Contact Person: Tracy Roberts, Marketing Director
Phone: 802-487-3512
Email: troberts@communitynationalbank.com

For Immediate Release
September 29, 2014

David Bouffard Appointed to Community Bancorp. and Community National Bank Boards

Derby, VT—Community National Bank and Community Bancorp. Chairperson, President and Chief Executive Officer Stephen P. Marsh proudly announced the appointment and election of David Bouffard to the Board of Directors of Community Bancorp. and Community National Bank.  Mr. Bouffard was nominated and elected to the Boards on Tuesday, September 23, 2014, to fill a vacant position created by the recent retirement of longtime Boards Member, Anne T. Moore. David was elected to fill Anne Moore’s current term, ending as of the 2015 Community Bancorp. Annual Shareholders’ meeting.

David and his wife Beth are the current owners of Derby Village Store, a well-established grocery and meat market which has been serving the Derby area for over 100 years. Prior to purchasing the Derby Village Store in January of 2000, David worked as the General Manager of the Grand Union Supermarket for ten years in Newport. David’s extensive knowledge of retail and human resources management will provide valuable insights for his role as a Community Bancorp. and Community National Bank Director. David is a lifelong resident of the Newport/Derby area. He has served as a former Board Trustee for North Country Hospital including several years as Chairman of The Board, past member of The Vermont Grocers Association Board and past member of The Advisory Board of Associated Grocers of New England. David has served as a member of Community National Bank’s Orleans/Essex Advisory Board since 2012. David resides in Newport.

Community National Bank has been serving Vermont communities since 1851 with locations in Derby, Barre, Barton, Derby Line, Enosburg, Island Pond, Lyndonville, Montpelier, Morrisville, Newport, St. Johnsbury and Troy.  For more information about Community National Bank and Community Bancorp., please visit www.communitynationalbank.com.